CITIBANK, N.A.
                            399 Park Avenue
                       New York, New York 10043




American Banknote Corporation,               (as of) September 30, 1995
American Bank Note Company, and
American Bank Note Holographics, Inc.
51 West 52nd Street, 14th Floor
New York, New York 10019

Attention: Mr. Ward A.W. Urban,
           Vice President and Treasurer

          Re:  One Month Extension of New Credit Agreement and
               Temporary Commitment

Gentlemen:

     American Bank Note Company ("ABN"), American Bank Note Holo-graphics, Inc. ("ABH") (ABN and ABH may be referred individually as a "Borrower" and collectively as the "Borrowers"), and American Banknote Corporation (formerly known as United States Banknote Corporation) ("ABC"), and we (as Agent and/or a Bank) are parties to a Credit Agreement (in the form of a letter agreement and incorporated terms and provisions) dated as of August 31, 1995 (the "New Credit Agreement"), which establishes a Commitment scheduled to expire on September 30, 1995. Capitalized terms used and not otherwise defined herein shall have the meanings respectively assigned to them in the New Credit Agreement.

          You have delivered to us a Commitment Letter from Chemical Bank respecting a replacement facility, and you have requested that we extend your existing Commitment until the end of October to permit you time to close your new facility with Chemical Bank. As a one time accommodation, we hereby extend the Commitment and the Termination Date to October 31, 1995. (The definitions of Commitment and Termination Date as incorporated by reference from the New Credit Agreement are hereby modified accordingly.) The Borrowers shall repay all of the Loans and other Obligations (other than outstanding Letters of Credit that are cash collateralized) in full on October 31, 1995. Any further extension of the Commitment is not anticipated and in any event is within our sole and absolute discretion.


          Advances will continue to be subject to the terms and provisions of the New Credit Agreement and evidenced by the Borrowers' U.S.$7,500,000.00 Revolving Promissory Note dated (as of) August 31, 1995 (as the same may be supplemented, renewed, extended, modified, amended, restated or replaced from time to time, the "Note"). The Borrowers' payment, reimbursement and other obligations under the New Credit Agreement, Note and other Loan Documents will continue to be secured by the collateral granted by them under their Security Agreement with us dated as of August 31, 1995 (as the same may be supplemented, renewed, extended, modified, amended, restated or replaced from time to time, the "Security Agreement").

          By the Borrowers' signature below, the Borrowers each hereby acknowledge, certify and agree that: (a) pursuant to the New Credit Agreement, we have issued letters of credit that are outstanding as of the date of this extension in the aggregate unadvanced face amount of U.S.$93,500; (b) the Borrowers' obligations to repay those loans (with interest) and letter of credit advances to us and to perform or otherwise satisfy their other Obligations, as well as the security interests in the Collateral granted by the Borrowers to us, under the New Credit Agreement, the Note and the other Loan Documents remain and shall continue in full force and effect, both before and after giving effect to this extension, (ii) are not subject as of the date of this extension to any defense, counterclaim, setoff, right of recoupment, abatement, reduction or other claim or determination, and (iii) are and shall continue to be governed by the terms and provisions of the New Credit Agreement, the Note, the Security Agreement and the other Loan Documents; and (c) the information set forth in the secretary's, officer's, incumbency or similar certificate(s) most recently delivered to us respecting (among other things) your authorizing resolutions and the authorization and incumbency of your officers and other representatives is true and complete in all respects as if such certificate had been delivered on and as of the date hereof.

          This letter is a Loan Document and shall be governed by and construed in accordance with the terms and provisions of the New Credit Agreement, the Note and the Security Agreement.







          Please acknowledge your acceptance and agreement of this temporary extension under the New Credit Agreement and its conditions by signing two of the enclosed copies of this letter and returning them to us, c/o Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York 10036, Attention: Lawrence David Swift, Esq.

                              Very truly yours,

                              Citibank, N.A.

                              By:s/William G. Martens III
                                      Managing Director

ACKNOWLEDGED, ACCEPTED AND AGREED:

American Banknote Corporation


By: s/ Ward A.W. Urban
        Vice President and Treasurer

American Bank Note Company


By: s/ Ward A.W. Urban
        Vice President and Treasurer

American Bank Note Holographics, Inc.


By: s/ Ward A.W. Urban
        Vice President and Treasurer

cc:  Harvey Kesner, Esq.
      Hillel M. Bennett, Esq.